PERSONAL AND COMMERCIAL AUTOMOBILE QUOTA SHARE
REINSURANCE AGREEMENT
(hereinafter referred to as the “Agreement”)

between

  INTEGON NATIONAL INSURANCE COMPANY
Winston-Salem, North Carolina

For and on behalf of the participants in the Company Pool

(hereinafter collectively referred to as the “Company”)

and

The Reinsurers subscribing to the respective Interests and Liabilities Contract to which this Agreement is attached (each subscribing reinsurer is referred to hereinafter, individually, as a “Subscribing Reinsurer” and collectively as the "Reinsurer")

WITNESSETH:

The Reinsurer hereby reinsures the Company to the extent and on the terms and conditions and subject to the exceptions, exclusions and limitations hereinafter set forth.

ARTICLE I

BUSINESS COVERED

The Company shall cede to the Reinsurer and the Reinsurer shall accept from the Company, a 50% quota share participation of Losses Incurred by the Company Pool under new and renewal policies becoming effective on or after 12:01 A.M. March 1, 2010, (hereinafter called "Policies") on business classified by the Company as Private Passenger and Commercial Automobile business (as hereinafter defined).

As respects business subject to this Agreement, the liability of the Reinsurer for Net Loss(es) shall never exceed $5,000,000 (i.e., 50% of $10,000,000) each Occurrence.  Notwithstanding the foregoing, the limit for each Occurrence set forth herein shall not apply to an Extra Contractual Obligation or Excess of Original Policy Limit Loss to the extent that the Company has excess of loss reinsurance which covers part, but not 100% of such Extra Contractual Obligation or Excess of Original Policy Limit Loss.

ARTICLE II

COMMENCEMENT AND TERMINATION

A.
This Agreement shall be effective from 12:01 A.M., Eastern Standard Time, March 1, 2010, to 12:01 A.M., Eastern Standard Time, March 1, 2013, and shall automatically renew for successive three-year periods thereafter unless terminated, cancelled or commuted earlier in accordance with the terms of this Agreement.  Each three year period shall be hereinafter referred to as an “Agreement Term.”  In the event that this Agreement is terminated prior to or as of the end of an Agreement Term, the final Agreement Term shall be the period from the beginning of such Agreement Term through the termination date or the end of the run-off period, if any, whichever is later.

B.
If the Reinsurer or Company elects to not renew this Agreement for a successive Agreement Term, it shall give written notice to the other party hereto and to the North Carolina Department of Insurance, Missouri Department of Insurance, Michigan Department of Insurance and California Department of Insurance not less than nine months prior to the expiration of such current Agreement Term.

C.
Unless otherwise mutually agreed by the parties, at the termination of this Agreement, the reinsurance hereunder on Policies in force on the effective date of termination shall remain in full force and effect until expiration, cancellation or the next anniversary of such Policies, whichever first occurs.

D.
Notwithstanding the termination of this Agreement as hereinabove provided, the provisions of this Agreement shall continue to apply until all obligations and liabilities incurred by each party prior to such termination shall be fully performed and discharged.

ARTICLE III

TERRITORY

This Agreement applies only to Policies issued in the United States of America.  In addition, this Agreement is extended to apply to automobiles temporarily within the Canadian borders as well as incidental exposures elsewhere, provided that the principal exposure under the Policy is within the United States of America.

ARTICLE IV

WARRANTIES

The Company warrants that the following shall apply throughout the term of this Agreement, or so deemed:

1.	The Company shall retain net for its own account at least 50% of Losses Incurred each Policy, each Occurrence on all business ceded hereunder.

2.	Except as set forth below, during the initial Agreement Term and each subsequent Agreement Term, the Net Earned Premium ceded hereunder shall not exceed the following amounts (the “Premium Cap”):

(a)	For the first calendar year or part thereof, the Premium Cap shall be $550,000,000.

(b)
For each calendar year thereafter, the Premium Cap shall increase by an amount equal to 10% of (i) the Premium Cap for the previous calendar year or (ii) actual Net Earned Premium ceded for the previous calendar year, whichever is higher;

Each Subscribing Reinsurer shall be promptly notified in writing by the Company when the premium reaches 75% of the Premium Cap.  It is the intent of the parties that the Reinsurer shall reinsurer all Covered Business, notwithstanding the Premium Cap, subject to each Subscribing Reinsurer’s good faith management of its capital requirements.  In the event that the Premium Cap is exceeded and a Subscribing Reinsurer determines in good faith that it cannot assume its pro-rata share of such excess premium, such Subscribing Reinsurer’s participation for such calendar year, at its option, may be reduced to a percentage, which when multiplied by the Company’s Net Earned Premium equals no less than the Premium Cap.  In the event a Subscribing Reinsurer exercises its option not to participate in any calendar year in any excess premium ceded (a “Non-Participating Reinsurer”), such Subscribing Reinsurer shall promptly notify the Company and each other Subscribing Reinsurer of its exercise of such option and the other Subscribing Reinsurers, subject to the Company’s written consent, may elect to assume all or any portion of the Non-Participating Reinsurer’s share of the applicable excess premium ceded by prompt written notice to the Company.

In the event that the Premium Cap is exceeded and a Subscribing Reinsurer exercises its option not to participate, the Company shall provide prompt written notice of the Non-Participating Reinsurer’s exercise of its right to the North Carolina Department of Insurance.

3.
In the event the Company issues Policies that cover new product lines of business other than those set forth in the Business Covered article herein, including any new business written on behalf of the Company by managing general agents (hereinafter collectively “Additional Business”), the Company shall offer to the Reinsurer the opportunity to reinsure any such Additional Business.  If the Reinsurer elects, in its sole discretion, to so reinsure any Additional Business, such Additional Business shall be subject to all the terms and conditions of this Agreement other than (a) the date and time as of which the reinsurance of such Additional Business shall be effective; (b) the ceding commission allowed in respect of such Additional Business and (c) the maximum Policy limits of such Additional Business that may be ceded hereunder, which terms and conditions described in clauses (a), (b) and (c) shall be mutually agreed by the parties.

4.	The maximum Policy limits ceded hereunder shall be as follows:

Private Passenger Auto

a)	Automobile Bodily Injury Liability: $1,000,000 per person/$1,000,000 per occurrence or $2,000,000 where mandated by state statute

b)	Automobile Property Damage Liability: $1,000,000 per occurrence or $2,000,000 where mandated by state statute

c)	Automobile Bodily Injury Liability and/or Automobile Property Damage Liability, combined single limit: $1,000,000 each occurrence or $2,000,000 where mandated by state statute

d)	Physical Damage: As per company underwriting guidelines

e)	Personal Injury Protection: Statutory limits

f)	Uninsured/Underinsured Motorist Bodily Injury: $1,000,000 per person/$1,000,000 each occurrence or $2,000,000 where mandated by state statute

g)	Medical Payments: $100,000 per occurrence

5.
The Company shall make commercially reasonable efforts to purchase and maintain in effect during the term of this Agreement excess of loss reinsurance, recoveries under which shall inure to the benefit of this Agreement with the following retentions and limits:

a)	Property:

Retention:             $10 million (per occurrence)
Limit:                    $20 million (per occurrence)
Extra Contractual/Excess Policy Limits: 90%

b)	Casualty:

Retention:               $5 million (per occurrence)
Limit:                      $50 million (per occurrence)
Extra Contractual/Excess Policy Limits: 90%

The Company shall confer with the Subscribing Reinsurers prior to purchasing excess of loss reinsurance with higher retentions or lower limits than set forth above.

6.
The Company shall provide thirty (30) days prior written notice to each Subscribing Reinsurer of any reductions in the rates on policies reinsured hereunder and shall consider, in good faith, the position of the Subscribing Reinsurers with respect thereto.

ARTICLE V

EXCLUSIONS

A.	The reinsurance provided under this Agreement does not apply to and specifically excludes:

1.	All lines of business not specifically covered under this Agreement.

2.
All reinsurance assumed by the Company, except pursuant to the Company Pool and reinsurance assumed from Motors Insurance Corporation (“MIC”), CIM Insurance Corporation (“CIM”) and MIC Property and Casualty Insurance Corporation (“MICPC”) in connection with the acquisition by American Capital Acquisition Corporation of the Company Pool participants.

3.	Insolvency and financial guarantees.

4.	Risks written on a deductible, excess or excess of self-insured retention when such retained, primary or underlying amounts are greater than $25,000.

5.
Business derived from any pool (excluding the Company Pool), association, including joint underwriting association, syndicate, exchange, plan, fund or other facility directly as a member, subscriber or participant, or indirectly by way of reinsurance or assessments; provided this exclusion shall not apply to automobile assigned risks which may be currently or subsequently covered hereunder and which are specifically identifiable.

6.
Liability of the Company and Company Pool arising from participation or membership, whether voluntary or involuntary, in any insolvency fund, including any guarantee fund, association, pool, plan or other facility which provides for the assessment of, payment by, or assumption by the Company of a part or the whole of any claim, debt, charge, fee or other obligations of an insurer, or its successors or assigns, which has been declared insolvent by any authority having jurisdiction.

7.
Third party bodily injury, personal injury or property damage liabilities, loss expenses, fines and penalties arising out of toxic or harmful substances including but not limited to asbestos, dioxin, polychlorinated biphenyls, manganese and silica as follows:

(i.)	inhaling, ingesting or prolonged physical exposure to such substances or goods or products containing same; or

(ii.)	the use of such substances in constructing or manufacturing any good, product or structure; or

(iii.)	the removal of such substances from any good, product or structure; or

(iv.)	the manufacture, transportation, storage or disposal of such substances or goods or products containing same.

8.	Any loss, cost or expense arising out of or related to, either directly or indirectly to terrorism as per the Terrorism Exclusion attached hereto.

9.	Any loss or liability arising out of or related to mold as per the Mold Exclusion attached hereto.

10.
All liability beyond circumscribed policy provisions, including but not limited to punitive, exemplary, consequential or compensatory damages (other than Excess of Original Policy Limit Loss awarded a third party claimant, if covered under this Agreement) resulting from an action of an insured or assignee against the Company, its agents or employees, (except for Extra Contractual Obligations coverage if provided under this Agreement).

11.
“Self-Insurance” or “self-insured obligations”, howsoever styled, of the Company, its affiliates or subsidiaries, or any insurance wherein the Company, its affiliates or subsidiaries, are named as the insured party, either alone or jointly with some other party.

12.
Loss or damage arising out of or resulting as a consequence of or related to war, whether or not declared, invasion, hostilities, acts of foreign enemies, revolution, civil war, rebellion, insurrection, bombardment or any use of military or usurped power, or martial law or confiscation, nationalization or damage of property by order of any government, military or other public authority.  This exclusion shall apply whether or not there is another cause of loss which may have contributed concurrently or in any sequence to a loss.

13.	Loss or liability excluded by the provisions of the following clauses. The word “Reinsured” used therein means “Company”.

a.	Nuclear Incident Exclusion Clauses – Physical Damage – Reinsurance – U.S.A;

b.	Nuclear Incident Exclusion Clauses – Physical Damage – Reinsurance – Canada Reinsurance – No. 4;

c.	Nuclear Incident Exclusion Clause Liability – Reinsurance – USA (NMA 1590);

d.	Nuclear Incident Exclusion Clause Liability – Reinsurance – Canada (NMA 1979);

e.	Nuclear Incident Exclusion Clause – Reinsurance – No. 4.

14.
Loss, damage or expenses of whatsoever nature directly or indirectly caused by, contributed to by, resulting from, arising out of or in connection with biological or chemical substances, nuclear reaction or radiation, radioactive contamination, or the threat thereof, regardless of any other cause or event contributing concurrently or in any other sequence to the loss.

15.	Seepage and Pollution as per the “Pollution And Seepage Exclusion Clause” attached to and forming a part of this Agreement;

16.	Vehicles used in or while in practice or preparation for a prearranged racing, speed, exhibition or demolition contest.

17.	Fire, Police, Emergency or Municipal vehicles except for vehicles owned by the insured and used when responding to an emergency.

18.	All vehicles classified as “Public Vehicles”.

19.	Vehicles hauling goods for others operating frequently and regularly beyond a radius of 1,000 miles.

20.	The rental or leasing of vehicles to others without a driver.

21.	Commercial automobiles over 66,000 lbs gross vehicle weight or gross combination weight as defined in the manuals of the Insurance Services Office, other than vehicles of unibody construction.

22.
Vehicles primarily engaged in transporting and distributing fireworks, fuses, nitroglycerine, explosives, ammunitions, ammonium nitrate, natural or artificial fuel gas, butane, propane or liquefied petroleum gases, gasoline, diesel and other petroleum products.

23.	Vehicles in connection with:

(i.)	Driving schools and driver education;
(ii.)	Bobtail liability;
(iii.)	Churches, schools, public entity, day care vans and/or buses;
(iv.)	Commercial buses;
(v.)	Garbage and/or waste haulers other than vehicles used for recycling;
(vi.)	Messenger or delivery services or other activities that operate under time constraints.

B.
The exclusions set forth in items 23(i) through (vi). above shall not apply if the excluded class or operations are minor or incidental exposures that constitute less than 10% of the regular operations of the insured.

C.
If the Company is inadvertently bound on any risk excluded under items 23(i)  through (vi). above, and the risk is not reinsured elsewhere, the reinsurance provided under this Agreement shall apply to such risk until discovery by a member of the Company’s underwriting department of the existence of such risk and 30 days thereafter or such time period as mandated by state statute.

D.
Risks excluded hereunder may be individually submitted by the Company to the Subscribing Reinsurers for inclusion hereunder, and if specially accepted in writing by all of the Subscribing Reinsurers, such business shall then be covered under the terms of this Agreement, except to the extent the terms of this Agreement are modified by the special acceptance.

ARTICLE VI

REINSURANCE PREMIUM

A.
As a condition precedent to the Reinsurer’s obligations hereunder, the Company shall pay to the Reinsurer an amount equal to 50% of the Company’s Net Earned Premium with respect to Policies written or renewed with an effective date on or after the inception of this Agreement.

B.
The Reinsurer shall be credited with its exact proportion of the original premiums received by the Company, prior to disbursement of any dividends, but after deduction of premiums, if any, ceded by the Company for inuring reinsurance.

ARTICLE VII

CEDING COMMISSION

A.
The Reinsurer shall allow the Company a provisional ceding commission of 32.5% of all Net Earned Premium ceded to the Reinsurer hereunder.  The Company shall allow the Reinsurer return commission on return premiums at the same rate.

B.	The provisional commission allowed to the Company shall be adjusted periodically in accordance with the provisions set forth herein.

C.
The first adjustment period shall be from the inception date of this Agreement through December 31, 2010 and each subsequent 12 month period shall be a separate adjustment period (each an “Adjustment Period and, collectively, “Adjustment Periods”).  However, if this Agreement is terminated, the final adjustment period shall be from the beginning of the then current Adjustment Period through the date of termination if this Agreement is terminated on a "cutoff" basis, or the end of the runoff period if this Agreement is terminated on a "runoff" basis.  The first calculation of adjusted commission for an Adjustment Period shall be made as of the date that is 12 months after the end of such Adjustment Period (the “Initial Calculation Date”).

D.	The adjusted commission rate shall be calculated as follows and be applied to Net Earned Premium for the Adjustment Period under consideration:

1.	If the Actual Loss Ratio for the Adjustment Period is 64.5% or greater, the adjusted commission rate for the Adjustment Period under consideration shall be a minimum commission of 30.5%;

2.
If the Actual Loss Ratio for the Adjustment Period  is less than 64.5%, but equal to or greater than 62.5%, the adjusted commission rate for such Adjustment Period under consideration shall be 30.5%, plus the difference in percentage points between 62.5% and the Actual Loss Ratio for such Adjustment Period;

3.
If the Actual Loss Ratio for the Adjustment Period is less than 62.5%, but greater than 60.5%, the adjusted commission rate for such Adjustment Period under consideration shall be 32.5%, plus the difference in percentage points between 60.5% and the Actual Loss Ratio for such Adjustment Period;

4.	If the Actual Loss Ratio for the Adjustment Period is 60.5% or less, the adjusted commission rate for such Adjustment Period shall be 34.5%.

E.
The Reinsurer shall calculate and report the adjusted commission on Net Earned Premium within 30 days after the Initial Calculation Date, and within 30 days after the end of each subsequent calendar year thereafter until all losses subject hereto have been finally settled. Each such calculation shall be based on cumulative transactions hereunder from the beginning of the Adjustment Period under consideration through the date of adjustment. If the adjusted commission on Net Earned Premium for the Adjustment Period under consideration, as of the date of adjustment, is less than commissions previously allowed by the Reinsurer on Net Earned Premium for the same Adjustment Period, the Company shall remit the difference to the Reinsurer as promptly as possible after receipt and verification of the Reinsurer's report. If the adjusted commission on Net Earned Premium for the Adjustment Period under consideration as of the date of adjustment, is greater than commissions previously allowed by the Reinsurer on Net Earned Premium for the same Adjustment Period, the Reinsurer shall remit the difference to the Company as promptly as possible after receipt of the Company's written verification of the Reinsurer’s report.

F.
It is expressly agreed that the ceding commission allowed the Company includes provision for all unallocated loss expenses, dividends, commissions, taxes (exclusive of Federal Excise Taxes), assessments and all other expenses of whatever nature, except allocated Loss Adjustment Expense.

ARTICLE VIII

NET RETAINED LINES

A.
This Agreement applies only to that portion of any policy which the Company retains net for its own account (before giving effect to the Company’s retrocession to the participants in the Company Pool), and in calculating the amount of any loss hereunder and also in computing the amount or amounts in excess of which this Agreement attaches, only loss or losses in respect of that portion of any policy which the Company retains net for its own account (before giving effect to the Company’s retrocession to the participants in the Company Pool) shall be included.

B.
The amount of the Reinsurer's liability hereunder in respect of any loss or losses shall not be increased by reason of the inability of the Company to collect from any other reinsurer(s), whether specific or general, any amounts which may have become due from such reinsurer(s), whether such inability arises from the insolvency of such other reinsurer(s) or otherwise.

ARTICLE IX

EXTRA CONTRACTUAL OBLIGATIONS

A.
This Agreement shall protect the Company within the limits hereof, where the Losses Incurred includes any Extra Contractual Obligations.  The term "Extra Contractual Obligations" is defined as those liabilities not covered under any other provision of this Agreement and which arise from the Company’s handling of any claim on business covered hereunder, together with any legal costs and expenses incurred in connection therewith, such liabilities arising because of, but not limited to, the following:  failure by the Company to settle within the Policy limit, or by reason of alleged or actual negligence, fraud, or bad faith in rejecting an offer of settlement or in the preparation of the defense or in the trial or any action against its insured or reinsured, or in the preparation or prosecution of  an appeal consequent upon such action.

B.
The date on which any Extra Contractual Obligation is incurred by the Company shall be deemed, in all circumstances, to be the date of the original loss that gave rise to the Extra Contractual Obligation.

C.
This Article shall not apply where the Extra Contractual Obligation has been incurred due to an adjudicated finding of fraud or a criminal act of a member of the Board of Directors or an executive corporate officer of the Company acting individually or collectively or in collusion with any individual or organization.

D.
Recoveries from any form of insurance or reinsurance, whether collectible or not, which protects the Company against claims which are the subject matter of this Article, and any contribution, subrogation or recovery shall inure to the benefit of the Reinsurer and shall be deducted first to determine the amount of the Company’s Net Loss(es).

E.
If any provision of this Article shall be rendered illegal or unenforceable by the laws, regulations or public policy of any state, such provision shall be considered void in such state, but this shall not affect the validity or enforceability of any other provision of this Agreement or the enforceability of such provision in any other jurisdiction.

ARTICLE X

EXCESS OF ORIGINAL POLICY LIMITS

A.
This Agreement shall protect the Company, within the limits hereof, in connection with Losses Incurred in excess of the limit of its original Policy including any legal costs and expenses incurred in connection therewith (“Excess of Original Policy Limit Loss”), such loss in excess of the limit having been incurred because of failure by it to settle within the policy limit or by reason of alleged or actual negligence, fraud, or bad faith in rejecting an offer of settlement or in the preparation of the defense or in the trial of any action against its insured or reinsured or in the preparation or prosecution of an appeal consequent upon such action.

B.
Such loss in excess of the Company’s policy limit, including any legal costs and expenses incurred in connection therewith, shall be added to the amount of the Company’s policy limit and the sum thereof shall be considered one loss.

C.
This Article shall not apply where the Excess of Original Policy Limit Loss has been incurred due to an adjudicated finding of fraud or a criminal act of a member of the Board of Directors or an executive corporate officer of the Company acting individually or collectively or in collusion with any individual or organization.

D.
Recoveries from any form of insurance or reinsurance, whether collectible or not, which protects the Company against claims which are the subject matter of this Article and any contribution, subrogation or recovery shall inure to the benefit of the Reinsurer and shall be deducted first to determine the amount of the Company’s Net Loss(es).

E.
If any provision of this Article shall be rendered illegal or unenforceable by the laws, regulations or public policy of any state, such provision shall be considered void in such state, but this shall not affect the validity or enforceability of any other provision of this Agreement or the enforceability of such provision in any other jurisdiction.

ARTICLE  XI

LOSS NOTICES AND LOSS ADJUSTMENT EXPENSE

A.	The Company shall promptly advise the Reinsurer of all bodily injury losses involving the following:

1.	Fatality;

2.	Spinal cord injuries (quadriplegia, paraplegia);.

3.	Serious brain damage (seizure, coma or physical/mental impairment);

4.	Severe burn injuries resulting in disfigurement or scarring;

5.	Total or partial blindness in one or both eyes;

6.	Amputation of a limb or multiple fractures;

7.	Major organ (such as heart, lungs);

8.	Any claim involving Extra Contractual Obligations, Excess of Original Policy Limits or Declaratory Judgments.

B.	The Company shall have the obligation to investigate and defend any claim affecting this Agreement and to pursue such claim to final determination.

C.
When so requested in writing, the Company shall afford the Reinsurer or its representatives an opportunity to be associated with the Company, at the expense of the Reinsurer, in the defense of any claim, suit or proceeding involving this reinsurance, and the Company and the Reinsurer shall cooperate in every respect in the defense of such claim, suit or proceeding.

D.
In addition to the Reinsurer’s limit of liability for Net Loss(es), the Reinsurer shall be liable to the Company for its pro rata share of Loss Adjustment Expenses, which are not included as part of the Policy limit of the Company’s Policies.

ARTICLE  XII

DEFINITIONS

A.
“Private Passenger and Commercial Automobile Business” shall mean liability for third party bodily injury, third party property damage, personal injury protection, medical payments, uninsured/underinsured motorists coverage and physical damage.  It is understood that the classes of business reinsured under this Agreement are deemed to include coverages required for non-resident drivers under the motor vehicle financial responsibility law or the motor vehicle compulsory insurance law or any similar law of any state or province, following the provisions of the Company's policies when they include or are deemed to include so-called "Out of State Insurance" provisions.

B.	“Occurrence” shall mean each accident or occurrence or series of accidents or occurrences arising out of one event.

C.	"Agreement Term" shall have the meaning ascribed to it in Paragraph A of Article II, Commencement and Termination.

D.
“Net Loss(es)” shall mean the actual sums paid by the Company in settlement of losses for which the participants in the Company Pool are liable under Policies written by such Company Pool participants, including Loss Adjustment Expenses which are included as part of the Policy limits, 100% of Extra Contractual Obligation and 100% of Excess of Original Policy Limit Loss, less all salvages and subrogations and other similar recoveries and all claims on inuring insurances or reinsurance, whether collectible or not.  In the event of the insolvency of the Company, Net Loss(es) shall include sums which the Company has incurred for which it is liable and payment shall be made by the Reinsurer in accordance with the Insolvency Article of this Agreement.

E.
“Loss Adjustment Expense(s)" shall mean all costs and expenses allocable to a specific claim covered under this Agreement that are paid by the Company in the investigation, appraisal, adjustment, settlement, litigation, defense or appeal of such claim, including court costs and costs of supersedeas and appeal bonds, and shall include a) pre-judgment interest, unless included as part of the award or judgment; b) post-judgment interest; and c) legal expenses and costs paid in connection with declaratory judgment actions connected thereto. Loss Adjustment Expense shall not include salaries and expenses of the Company's officials or employees nor its office, administrative or overhead expenses.

F.
The term “Net Earned Premium" as used herein shall mean the Company’s net premiums written (i.e. gross written premium of the Company for the classes of business reinsured hereunder, including premiums assumed by the Company from the participants in the Company Pool pursuant to the Reinsurance Pooling Agreement dated March 1, 2010 less cancellations and return premiums, and less premiums ceded by the Company for reinsurance which inures to the benefit of this Agreement) during the period for which computation is being made, less the net unearned premiums at the end of the period, said unearned premium to be calculated on a monthly pro rata basis.

G.
"Losses Incurred" as used herein shall mean Net Losses and Loss Adjustment Expense paid as of the effective date of calculation, plus the ceded reserves for losses and Loss Adjustment Expense outstanding as of the same date, all as respects losses occurring during the Adjustment Period under consideration.

H.	“Actual Loss Ratio” as to any Adjustment Period means the ratio of Losses Incurred to Net Earned Premium for such Adjustment Period.

I.
“Company Pool” means the pool formed by Reinsurance Pooling Agreement dated March 1, 2010, among the direct and indirect wholly-owned subsidiaries of American Capital Acquisition Corporation of which the Company is the lead pool member.

J.	“Adjustment Period” has the meaning ascribed to it in Paragraph C of Article VII, Ceding Commission.

K.	“Policy(ies)” has the meaning ascribed to it in Article I, Business Covered.

L.	“Initial Calculation Date” has the meaning ascribed to it in Paragraph C of Article VII, Ceding Commission.

ARTICLE  XIII

SALVAGE AND SUBROGATION

A.
The Company shall enforce its rights to salvage and/or subrogation relating to any loss covered hereunder, a part of which loss was sustained by the Reinsurer, and to prosecute all claims arising out of such rights.

B.
All salvage and subrogation recoveries recovered or received subsequent to a loss settlement under this Agreement shall be applied as if recovered and received prior to the said settlement; and all necessary adjustments shall be made by the parties hereto.

C.
The Company hereby agrees to enforce such rights, but in case the Company shall refuse or neglect to do so, the Reinsurer is hereby authorized and empowered to bring any appropriate action in the name of the Company or its policyholders, or otherwise to enforce such rights.

ARTICLE  XIV

REPORTS AND REMITTANCES

A.	Within 30 days after the end of each quarter, the Company shall report to the Reinsurer:

1.	Net written premium for the quarter;

2.	Ceded Net Earned Premium for the quarter;

3.	Commission allowed on (2) above;

4.	Ceded losses and loss adjustment expense paid during the quarter;

The positive balance of (2) less (3) less (4) shall be remitted by the Company to the Reinsurer with its report.  Any balance shown to be due the Company shall be remitted by the Reinsurer within 10 days after receipt and verification of the Company's report.

B.	Within 30 days after the end of each month, the Company shall report to the Reinsurer:

1.	a Premium Statement and a Loss Statement for the subject month on forms mutually acceptable to the parties;

2.	an underwriting income statement for the subject month, broken down by business segment.

C.	Annually, the Company shall furnish the Reinsurer with such information as the Reinsurer may require to complete its Annual Statutory Statement.

ARTICLE  XV

OFFSET

The Company and the Reinsurer, each at its option, may offset any balance or balances, whether on account of premiums, claims and losses, loss expenses or salvages due from one party to the other under this Agreement or under any other reinsurance contract heretofore or hereafter entered into between the Company and the Reinsurer, whether acting as assuming reinsurer or as ceding company, provided, however, that in the event of the insolvency of a party hereto, offsets shall only be allowed in accordance with applicable statutes and regulations.

ARTICLE  XVI

SPECIAL TERMINATION

A.
The Company may terminate a Subscribing Reinsurer’s share in this Agreement by giving 60 days notice in writing to the Subscribing Reinsurer by certified mail, return receipt requested, and the North Carolina Department of Insurance, Missouri Department of Insurance, Michigan Department of Insurance and the California Department of Insurance in the event that the subscribing Reinsurer:

1.
has become insolvent or has been placed into liquidation or receivership (whether voluntary or involuntary), or there has been instituted against it proceedings for the appointment of a receiver, liquidator, rehabilitator, conservator, or trustee in bankruptcy, or other agent known by whatever name, to take possession of its assets or control of its operations; or

2.
has its financial condition impaired by whichever is greater, either (a) 50% of the amount of surplus at the inception of this Agreement or (b)  50% of the amount at the latest anniversary, or has lost any part of, or has reduced its paid-up capital; or

3.	has become merged with, acquired or controlled by any company, corporation, or individual(s) not controlling the party's operations previously; or

4.	ceases writing new and renewal business; or

5.
The Subscribing Reinsurer is thirty (30) or more days in arrears on payment due to the Company under this Agreement and has not cured such breach within thirty (30) days following written notice thereof from the Company (unless the amount not so paid is the subject of a good faith dispute).

B.
The Company may terminate this Agreement nine months from the effective date of an initial public offering (“IPO”) by itself, or its direct or indirect parent company by giving notice in writing to the Reinsurer by certified mail, return receipt requested, and the North Carolina Department of Insurance, Missouri Department of Insurance, Michigan Department of Insurance and California Department of Insurance, within thirty (30) days of the effective date of the IPO.  For the purposes of this Agreement, the effective date of an IPO shall be (i) the date of the issuance of stock by the Company or its direct or indirect parent company in a private placement pursuant to exemptions from the registration requirements of the Securities Act of 1933, as amended, which is subject to a registration rights agreement or (ii) the issuance of stock by the Company or its direct or indirect parent company pursuant to a Form S-1 Registration Statement under the Securities Act of 1933, as amended.

C.
A subscribing Reinsurer may terminate its participation in this Agreement by giving 60 days notice in writing to the Company and the other subscribing Reinsurers by certified mail, return receipt requested, and the North Carolina Department of Insurance in the event that:

1.	the Company, including all participants of the Pool, have become merged with, acquired or controlled by any company, corporation, or individual(s) not controlling the party's operations previously; or

2.	all of the participants in the Company Pool cease writing new and renewal business.

3.	the Company effects a reduction in the net retained share of the business reinsured hereunder without the written consent of the subscribing Reinsurers; or

4.	the Company fails to remit premiums in accordance with the terms of this Agreement.

D.
Notice of termination under Paragraph C shall not be effective unless the notice is in writing, provides that termination shall be effective not less than sixty (60) days from the date of the notice and receipt of the notice of termination is acknowledged in a writing signed by the party to whom the notice is directed, or, in the event that the party refuses to acknowledge receipt of such notice in writing, upon reasonable proof by the party giving notice that such notice was received by the party to whom the notice is directed.  Notwithstanding the foregoing, a party upon receipt of a notice of termination, may consent to an effective date of termination which is less than sixty (60) days from the date of the notice.

E.
In the event of cancellation, the Reinsurer shall remain liable for losses occurring prior to such cancellation date, but all liability shall terminate hereunder as to losses occurring subsequent to the cancellation date.  However, in the case of failure to remit premium, termination shall be effective as at the date through which premium has been paid.

ARTICLE  XVII

ACCESS TO RECORDS

The Company shall place at the disposal of the Reinsurer at all reasonable times, and the Reinsurer shall have the right to inspect through its designated representatives, during the term of this Agreement and thereafter, all books, records and papers of the Company in connection with any reinsurance hereunder, or the subject matter hereof.  The Reinsurer shall provide reasonable access to the domiciliary insurance regulators of each of the participants in the Company Pool, at all reasonable times, and such domiciliary insurance regulators shall have the right to inspect through their designated representatives, during the term of this Agreement and thereafter, all books, records and papers of the Reinsurer relating to the subject Company Pool participant in connection any reinsurance hereunder, or the subject matter hereof.

ARTICLE  XVIII

ERRORS AND OMISSIONS

Errors and omissions on the part of the Company shall not invalidate the reinsurance under this Agreement, provided such errors or omissions are corrected promptly after discovery thereof, but the liability of the Reinsurer under this Agreement or any exhibits or endorsements attached hereto shall in no event exceed the limits specified herein, nor be extended to cover any risks, perils or classes of insurance or reinsurance generally or specifically excluded herein.

ARTICLE  XIX

CURRENCY

A.
Whenever the word "Dollars" or the "$" sign appears in this Agreement, they shall be construed to mean United States Dollars and all transactions under this Agreement shall be in United States Dollars.

B.	Amounts paid or received by the Company in any other currency shall be converted to United States Dollars at the rate of exchange at the date such transaction is entered on the books of the Company.

ARTICLE XX

THIRD PARTY RIGHTS

This Agreement is solely between the Company and the Reinsurer, and in no instance shall any other party have any rights under this Agreement, except as the parties may otherwise expressly agree, and as expressly provided otherwise in the Insolvency Article.

ARTICLE  XXI

TAXES

The Company shall be liable for all taxes on premiums reported to the Reinsurer under this Agreement, except income taxes of the Reinsurer, and will reimburse the Reinsurer for such taxes where the Reinsurer is required to pay same.

ARTICLE XXII

FEDERAL EXCISE TAX

(This Article applies only to those reinsurers, excepting Underwriters at Lloyd’s London and other reinsurers exempt from Federal Excise Tax, who are domiciled outside the United States of America.)

The Reinsurer agrees to allow for the purpose of paying the Federal Excise Tax,  1% (one percent) of the premium payable hereon to the extent such premium is subject to the Federal Excise Tax.  In the event of any return premium becoming due hereunder, the Reinsurer will deduct from the amount of the return premium the same percentage as it allowed.

ARTICLE XXIII

GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina, exclusive of its conflicts of law rules.

ARTICLE XXIV

UNAUTHORIZED REINSURANCE

A.
If the Company will be denied full statutory credit for reinsurance ceded to a subscribing Reinsurer pursuant to the credit for reinsurance laws or regulations in any applicable jurisdiction, that subscribing Reinsurer will secure an amount equal to the Obligations through one or more of the following: (i) a Letter of Credit which meets the requirements of the NAIC and applicable state insurance laws and regulations; (ii) assets held in trust pursuant to reinsurance trust agreement, which meets the requirements of the NAIC and applicable state insurance laws and regulations (a “Reinsurance Trust”); or (iii) cash.  The subscribing Reinsurer shall determine, in its sole discretion, which funding mechanism or combination of funding mechanisms to utilize; provided that the Company receives full credit for the subscribing Reinsurer’s reinsurance.

B.
The amount secured shall be equal to the Obligations, plus any additional amount required for the Company to receive full credit for this reinsurance and shall be adjusted quarterly. Upon default by a Reinsurer of sums due and owing to a Company, the Company, as provided in this section 9, may appropriate as much of the Letter of Credit, Reinsurance Trust assets and/or cash as necessary to eliminate the default. The Company may, however, at its discretion, require payment of any sum in default, and it shall be no defense to any such claim that the Company might have had recourse to the Letter of Credit, Reinsurance Trust assets and/or cash.

C.
The Company and the Reinsurers hereby agree that the Letter of Credit, Reinsurance Trust and/or cash, provided pursuant to this Agreement may be drawn upon at any time, notwithstanding any other provisions herein contained. The Letter of Credit, Reinsurance Trust and/or cash may be utilized by Company or any successor by operation of law, including, without limitation, any liquidator, rehabilitator, receiver or conservator of the Company for any of the following reasons:

(i)	To reimburse the Company for the Reinsurer’s share of Obligations under this Agreement, the payment of which is due under the terms of this Agreement and which has not been otherwise paid;

(ii)	To make refund of any sum which is in excess of the actual amount required to pay the Reinsurer’s share of Obligations under this Agreement;

(iii)	To fund an account with the Company for the Reinsurer’s share of Obligations under this Agreement; and

(iv)	To pay any other amounts due to the Company under this Agreement.

D.	“Obligations” as used herein shall mean:

(i)	Losses and Loss Adjustment Expenses paid by the Company, but not recovered from the Reinsurers;

(ii)	Outstanding loss reserves;

(iii)	Incurred but not reported losses (“IBNR”); and

(iv)	Loss Adjustment Expense reserves.

ARTICLE XXV

SERVICE OF SUIT

(This Article only applies to reinsurers domiciled outside of the United States and/or unauthorized in any state, territory, or district of the United States having jurisdiction over the Company.  The foregoing is not intended to conflict with, or override, the obligation of the parties hereto to arbitrate their disputes as provided by the Arbitration Article).

A.
It is agreed that in the event of the failure of the Reinsurer hereon to perform its obligations under this Agreement, the Reinsurer hereon, at the request of the Company, will submit to the jurisdiction of a court of competent jurisdiction within the United States.  Nothing in this Article constitutes or should be understood to constitute a waiver of the Reinsurer's rights to commence an action in any court of competent jurisdiction in the United States, to remove an action to a United States District Court, or to seek a transfer of a case to another court as permitted by the laws of the United States or of any state in the United States.  It is further agreed that service of process in such suit may be made upon Lawrence F. Metz, Esq., Senior Vice President and General Counsel, Maiden Holdings, Ltd., 6000 Midlantic Drive, Suite 200S, Mount Laurel, NJ 08054, , and that in any suit instituted, the Reinsurer will abide by the final decision of such court or of any appellate court in the event of an appeal.

B.
The above-named are authorized and directed to accept service of process on behalf of the Reinsurer in any such suit and/or upon the request of the Company to give written undertaking to the Company that they will enter a general appearance upon the Reinsurer's behalf in the event such a suit shall be instituted.

C.
Further, pursuant to any statute of any state, territory or district of the United States which makes provision therefore, the Reinsurer hereon hereby designates the Superintendent, Commissioner or Director of Insurance or other officer specified for that purpose in the statute, or his successor or successors in office, as its true and lawful attorney upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of the Company or any  beneficiary hereunder arising out of this Agreement of reinsurance, and hereby designates the above-named as the person to whom the said officer is authorized to mail such process or a true copy thereof.

ARTICLE XXVI

INSOLVENCY

In the event of the Insolvency of one or more of the reinsured companies, this reinsurance shall be payable on the basis of reported claims allowed by the court overseeing the liquidation against the company under the contract or contracts reinsured without diminution because of the insolvency of the company, directly to the company or to its domiciliary receiver except (1) where this Agreement specifically provides another payee of such reinsurance in the event of the insolvency of the company or (2) where the Reinsurer with the consent of the direct insured or insureds has assumed such policy obligations of the company as direct obligations of the Reinsurer to the payees under such policies and in substitution for the obligations of the company to such payees. It is agreed, however, that the liquidator, receiver, conservator or statutory successor of the company shall give written notice to the Reinsurer of the pendency of a claim against the company indicating the policy or bond reinsured which claim would involve a possible liability on the part of the Reinsurer within a reasonable time after such claim is filed in the conservation or liquidation proceeding or in the receivership, and that during the pendency of such claim, the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses that it may deem available to the company or its liquidator, receiver, conservator or statutory successor. The expense thus incurred by the Reinsurer shall be chargeable, subject to the approval of the Court, against the company as part of the expense of conservation or liquidation to the extent of a pro rata share of the benefit which may accrue to the company solely as a result of the defense undertaken by the Reinsurer.

ARTICLE XXVII

ARBITRATION

A.
As a condition precedent to any right of action hereunder, any dispute arising out of this Agreement shall be submitted to the decision of a board of arbitration composed of two arbitrators and an umpire, meeting in Winston-Salem, North Carolina unless otherwise agreed.

B.
The members of the board of arbitration shall be active or retired disinterested officials of insurance or reinsurance companies. Each party shall appoint its arbitrator and the two arbitrators shall choose an umpire before instituting the hearing. If the respondent fails to appoint its arbitrator within four weeks after being requested to do so by the claimant, the latter shall also appoint the second arbitrator. If the two arbitrators fail to agree upon the appointment of an umpire within four weeks after their nominations, each of them shall name three, of whom the other shall decline two and the decision shall be made by drawing lots.

C.
The claimant shall submit its initial brief within 20 days from appointment of the umpire. The respondent shall submit its brief within 20 days after receipt of the claimant's brief and the claimant may submit a reply brief within 10 days after receipt of the respondent's brief.

D.
The board shall make its decision with regard to the custom and usage of the insurance and reinsurance business. The board shall issue its decision in writing based upon a hearing in which evidence may be introduced without following strict rules of evidence but in which cross examination and rebuttal shall be allowed. The board shall make its decision within 60 days following the termination of the hearings unless the parties consent to an extension. The majority decision of the board shall be final and binding upon all parties to the proceeding. Judgment may be entered upon the award of the board in any court having jurisdiction thereof.

E.
If more than one reinsurer is involved in the same dispute, all such reinsurers shall constitute and act as one party for purposes of this clause and communications shall be made by the Company to each of the reinsurers constituting the one party, provided, however, that nothing therein shall impair the rights of such reinsurers to assert several, rather than joint defenses or claims, nor be construed as changing the liability of the reinsurers under the terms of this Agreement from several to joint.

F.
Each party shall bear the expense of its own arbitrator and shall jointly and equally bear with the other party the expense of the umpire. The remaining costs of the arbitration proceedings shall be allocated by the board.

G.
It is agreed that the jurisdiction of the arbitrators to make or render any decision or award shall be limited by the limit of liability expressly hereinbefore set forth, and that the arbitrators shall have no jurisdiction to make any decision or render any award exceeding such expressly stated limit of liability of the Reinsurer, nor do they have the jurisdiction to authorize any punitive, exemplary or consequential damage awards between the parties hereto.

ARTICLE XXVIII

MISCELLANEOUS

A.	Headings

The headings in this Agreement are for the convenience of reference only and shall not affect its interpretation.

B.	Preparation
This Agreement has been jointly prepared by the parties hereto and the terms hereof shall not be construed in favor of or against any such party by reason of its participation in such preparation.

C.	Reasonableness and Utmost Good Faith

Each of the parties hereto shall act reasonably and in utmost good faith on all matters within the terms of this Agreement.

D.	Enforceability

In consideration of the mutual covenants and agreements contained herein, the parties hereto do hereby agree that this Agreement, and each and every provision hereof, is and shall be enforceable by and between them according to its terms.

E.	Authority

The Company and the Reinsurer each warrant that it is duly authorized to execute, deliver and perform this Agreement.

F.	Rights

The Reinsurer does not waive any rights under this Agreement in connection with any act of fraud, misrepresentation, or material non-disclosure by the Company.

G.	No Implied Waiver

No consent or waiver, express or implied, by any party to or of any breach or default by any other party in the performance by such other party of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance of obligations hereunder by such other party.  Failure on the part of any party to complain of any act of any other party or to declare any other party in default, irrespective of how long such failure continues, shall not constitute a waiver by such first party of its rights hereunder.

H.	Amendments and Alterations

This Agreement may be changed, altered or amended as the parties may agree, subject to the prior approval of the North Carolina Insurance Department, Missouri Insurance Department, Michigan Insurance Department and California Insurance Department, to the extent such approval is required, provided such change, alteration or amendment is evidenced in writing by an endorsement executed by the Company and the Reinsurer and attached to this Agreement.

I.	Agency Agreement

If more than one reinsured company is named as a party to this Agreement, the first named company shall be deemed the agent of the other reinsured companies for purposes of sending or receiving notices required by the terms and conditions of this Agreement, and for purposes of remitting or receiving any monies due any party.

J.	Survival

Any obligation by one party to make payment to the other party shall survive the termination of the Agreement.

K.	Entire Agreement

This written Agreement and the underwriting information provided for its formation and mutually agreed letters of intent, clarification and/or understanding, if any, constitute the entire agreement between the parties.  However, in no event shall there be any provision that provides a guarantee of profit, directly or indirectly, from the Reinsurer to the Company or from the Company to the Reinsurer.

L.	Assignment

This Agreement may not be assigned by any party without the written consent of the other parties and the prior approval of the North Carolina Insurance Department, Missouri Insurance Department, Michigan Insurance Department and California Insurance Department, to the extent such approval is required.

M.	Notices

Any notice and other communication required or permitted hereunder shall be in writing and shall be delivered personally, sent by facsimile transmission (and immediately after transmission confirmed by telephone), or sent by certified, registered or express mail, postage prepaid; provided, however, that the party delivering a communication by facsimile transmission shall retain the electronically generated confirmation of delivery, showing the telephone number to which the transmission was sent and the date and time of the transmission.  Any such notice shall be deemed given when so delivered personally or sent by facsimile transmission (and immediately after transmission confirmed by telephone), or, if mailed, on the date shown on the receipt thereof, as follows (or to such other address or facsimile number as the party shall furnish the other party in accordance with this paragraph):

If to the Company, to:

GMAC Insurance Management Corporation
500 West Fifth Street
Winston-Salem, NC 27101-2728
Att’n: Don Bolar

with a copy to:

American Capital Acquisition Corp.
59 Maiden Lane, 21st Floor
New York, New York 10038
Att’n: Barry Karfunkel

If to the Reinsurer, to:

Maiden Insurance Company Ltd
Schroders House
131 Front Street, 2nd Floor
Hamilton HM 12, Bermuda
Telephone:	441-292-7090
Fax	441-292-0471

Technology Insurance Company, Inc.
59 Maiden Lane, 6th Floor
New York, New York 10038
Att’n: General Counsel

MK Re, Ltd.
7 Reid Street, Suite 400
Hamilton
Bermuda

With a copy to:

Maiden Insurance Company Ltd
48 Par-la-Ville Road, Suite 1141
Hamilton HM 11, Bermuda

Attention: Lawrence Metz

TERRORISM EXCLUSION

Notwithstanding any provision to the contrary within this reinsurance agreement or any endorsement thereto, it is agreed that this reinsurance agreement excludes loss, damage, cost, or expense directly or indirectly caused by, contributed to by, resulting from, or arising out of or in connection with any act of terrorism, as defined herein, regardless of any other cause or event contributing concurrently or in any other sequence to the loss.

An act of terrorism includes any act, or preparation in respect of action, or threat of action designed to influence the government de jure or de facto of any nation or any political division thereof, or in pursuit of political, religious, ideological, or similar purposes to intimidate the public or a section of the public of any nation by any person or group(s) of persons whether acting alone or on behalf of or in connection with any organization(s) or government(s) de jure or de facto, and which:

(i)	involves violence against one or more persons; or

(ii)	involves damage to property; or

(iii)	endangers life other than that of the person committing the action; or

(iv)	creates a risk to health or safety of the public or a section of the public; or

(v)	is designed to interfere with or to disrupt an electronic system.

This reinsurance agreement also excludes loss, damage, cost, or expense directly or indirectly caused by, contributed to by, resulting from, or arising out of or in connection with any action in controlling, preventing, suppressing, retaliating against, or responding to any act of terrorism.

Notwithstanding the above and subject otherwise to the terms, conditions, and limitations of this reinsurance agreement in respect of all business classified as Personal lines and Commercial Lines, this reinsurance agreement will pay actual loss or damage (but not related cost or expense) caused by any act of terrorism provided such act is not directly or indirectly caused by, contributed to by, resulting from, or arising out of or in connection with biological, chemical, or nuclear pollution or contamination.

Any loss reimbursement the Company receives from the United States Government under the Terrorism Risk Insurance Act of 2002 (the "Terrorism Act") as a result of a loss occurrence commencing during the term of this Agreement shall inure to the benefit of this Agreement in the proportion that the Company's insured losses (as defined in the Terrorism Act) in that loss occurrence under policies reinsured under this Agreement bear to the Company's total insured losses in that loss occurrence.

If a loss reimbursement received by the Company under the Terrorism Act is based on the Company's insured losses in more than one loss occurrence and the United States Government does not designate the amount allocable to each loss occurrence, the reimbursement shall be pro rated in the proportion that the Company's insured losses in each loss occurrence bear to the Company's total insured losses rising out of all loss occurrences to which the recovery applies.

MOLD EXCLUSION

This Agreement does not apply to loss or liability in any way or to any extent arising out of the actual or alleged presence or actual, alleged or threatened presence of fungi including, but not limited to, mold, mildew, mycotoxins, microbial volatile organic compounds or other “microbial contamination”.  This includes:

a.  Any supervision, instruction, recommendations, warnings, or advice given or which should have been given in connection with the above; and

b.  Any obligation to share damages with or repay someone else who must pay damages because of such injury or damage.

For purposes of this exclusion, “microbial contamination” means any contamination, either airborne or surface, which arises out of or is related to the presence of fungi, mold, mildew, mycotoxins, microbial volatile organic compounds or spores, including, without limitation, Penicillium, Aspergillus, Fusarium, Aspergillus Flavus and Stachybotrys chartarum.

Losses resulting from the above causes do not in and of themselves constitute an event unless arising out of one or more of the following perils, in which case this exclusion does not apply.

Fire, lightning, explosion, aircraft or vehicle impact, falling objects, windstorm, hail, tornado, cyclone, hurricane, earthquake, volcano, tsunami, flood, freeze or weight of snow.

If this reinsurance contract includes cover for Extra Contractual Obligations or Excess of Policy Limit payments, then such losses which arise out of claims resulting from the above causes may be included in Ultimate Net Loss but only up to a maximum of 25% of the Ultimate Net Loss.

As a condition precedent to coverage hereunder, notice of any claims arising hereunder must be given by the Company to the Reinsurer, in writing, within 24 months after the commencement date of the loss occurrence to which such claims relate.

POLLUTION AND SEEPAGE EXCLUSION CLAUSE

This Agreement does not apply to:

(1)	Pollution, seepage, contamination or environmental impairment insurances, however styled.

(2)
Loss or damage caused directly or indirectly by pollution, seepage, contamination or environmental impairment, unless said loss or damage follows as a result of a loss caused directly by a peril covered hereunder.

(3)	Expenses resulting from any governmental direction or request that material present in or part of or utilized on an Insured’s property be removed or modified, except as provided in (5) below.

(4)	Expenses incurred in testing for and / or monitoring pollutants.

(5)	Expenses incurred in removing debris, unless

(a)	the debris results from a loss caused directly by a peril covered hereunder, and

(b)	the debris to be removed is itself covered hereunder, and

(c)
the debris is on an insured’s premises, subject, however to a limit of US$5,000 plus 25% of (i) the property damage loss, any risk, any one location, any one original insured, and (ii) any deductible applicable to the loss.

(6)
Expense incurred to extract pollutants from land or water at the Insured’s premises unless (i) the release, discharge or dispersal of pollutants results from a loss caused by a peril covered hereunder, and (ii) such expenses shall not exceed US$10,000.

(7)
Loss of income due to any increased period of time required to resume operations resulting from enforcement of any law regulating the prevention, control, repair, clean-up or restoration of environmental damage.

(8)
Claim under paragraphs (2), and / or (5) and / or (6) above, unless notice thereof is given to the Company within 180 days after the date of the loss occurrence to which such claims relate, or the expiration date of the original policy, whichever is earlier.

“Pollutants” shall mean any solid, liquid, gaseous or thermal irritant or contaminant, including smoke, vapor, soot, fumes, acids, alkalis, chemicals and waste. Waste includes materials to be recycled, reconditioned or reclaimed.

POOLS, ASSOCIATIONS AND SYNDICATES EXCLUSION CLAUSE

SECTION A

It is agreed that the following is excluded hereunder:

(1)	All business derived directly or indirectly from any Pool, Association or Syndicate which maintains its own reinsurance facilities.

(2)
Any Pool or Scheme, (whether voluntary or mandatory) formed after 1st March, 1968 for the purpose of insuring property whether on a country-wide basis or in respect of designated areas.  This exclusion shall not apply to so-called Automobile Insurance Plans or other Pools formed to provide coverage for Automobile Physical Damage.

SECTION B

It is agreed that business written by the Reinsured for the same perils, which is known at the time to be insured by, or in excess of underlying amounts placed in the following Pools, Associations or Syndicates, whether by way of insurance or reinsurance, is excluded hereunder.

Industrial Risk Insurers
Associated Factory Mutuals
Improved Risk Mutuals

Any Pool, Association or Syndicate formed for the purpose of writing oil, gas or petro-chemical plants and/or oil or gas drilling rigs.

United States Aircraft Insurance Group
Canadian Aircraft Insurance Group
Associated Aviation Underwriters
American Aviation Underwriters

Section B does not apply:

(1)	Where the Total Insured Value over all interest of the risk in question is less than $250,000,000.

(2)	to interests traditionally underwritten as Inland Marine or Stock and/or Contents written on a Blanket Basis.

(3)	to Contingent Business Interruption, except when the Reinsured is aware that the key location is known at the time to be insured in any Pool, Association or Syndicate named above.

(4)	to risks as follows:

offices, hotels, apartments, hospitals, educational establishments, public utilities (other than railroad schedules) and builder's risks on the classes of risks specified in this subsection (4) only.

Where this Clause attaches to Catastrophe Excess of Loss Reinsurance Agreements, the following SECTION C is added:

SECTION C

Nevertheless the Reinsurers specifically agree that liability accruing to the Reinsured from its participation in residual market mechanisms including but not limited to,

(1)	The following so-called "Coastal Pools"

Alabama Insurance Underwriting Association
Florida Windstorm Underwriting Association
Louisiana Insurance Underwriting Association
Mississippi Windstorm Underwriting Association
North Carolina Insurance Underwriting Association
South Carolina Windstorm and Hail Underwriting Association
Texas Catastrophe Property Insurance Association

(2)	All "Fair Plan" and "Rural Risk Plan" Business,

for all perils otherwise protected hereunder shall not be excluded, except that this reinsurance does not include any increase in such liability resulting from:

(i)	The inability of any other participant in such residual market mechanisms including but not limited to "Coastal Pool" and/or "Fair Plan" and/or "Rural Risk Plan" to meet its liability.

(ii)
Any claim against such residual market mechanisms including but not limited to "Coastal Pool" and/or "Fair Plan" and/or "Rural Risk Plan" or any participant therein, including the Reinsured whether by way of subrogation or otherwise, brought by or on behalf of any insolvency fund (as defined in the Insolvency Funds Exclusion Clause incorporated in this Agreement).

SECTION D

Notwithstanding SECTION C above, in respect of the FWUA, FPCJUA and RPCJUA, where an assessment (calculated pursuant to the legislation governing the FWUA, FPCJUA and RPCJUA as at 31 December, 1994) is made against the Reinsured by the FWUA, the FPCJUA, the RPCJUA, or any combination thereof, the maximum loss that the Reinsured may include in the Ultimate Net Loss in respect of any loss occurrence hereunder shall not exceed the percentage of the assessment that is directly attributable to the loss occurrence and which the Reinsured must pay to the FWUA, the FPCJUA and RPCJUA specifically for the calendar year in which the loss occurrence occurs.  For the purposes of this section, the percentage of the assessment directly attributable to the loss occurrence should be determined by dividing the occurrence loss for the relevant entity (FWUA, FPCJUA or RPCJUA) by the total losses for the year for the relevant entity and multiplying the resultant number by the Reinsured's assessment from the relevant entity.  Any assessment or percentage of an assessment payable in subsequent calendar years in respect of the loss occurrence may not be included in the Ultimate Net Loss hereunder.  Moreover, notwithstanding SECTION C above, in respect to the FWUA, FPCJUA and the RPCJUA, the Ultimate Net Loss hereunder shall not include any monies expended to purchase bonds as a consequence of being a member of the FWUA, the FPCJUA or the RPCJUA.

In the event that the legislation governing the FWUA, the FPCJUA or the RPCJUA as at 31 December, 1994, is amended the parties hereto agree to immediate discussion at the request of either party for a suitable revision in the terms of the Agreement.  Failing agreement on such revision within thirty days after such a request, it is agreed that a Reassured's assessments by the FWUA, the FPCJUA or the RPCJUA shall, for the purposes of this section, be calculated as if the amendment had not taken place.

Interests and Liabilities Contract
(hereinafter referred to as the “Contract”)

of

Technology Insurance Company, Inc.
(hereinafter referred to as the “Subscribing Reinsurer”)

with respect to the

Personal and Automobile Quota Share Agreement
Effective: March 1, 2010
(hereinafter referred to as the “Agreement”)

Issued to

Integon National Insurance Company
Winston-Salem, North Carolina
(the “Company”)
For and on behalf of the participants in the Company Pool

1.	The Subscribing Reinsurer shall have a 20% share in the Interests and Liabilities of the Reinsurer (as defined in the Agreement) as set forth in the Agreement attached hereto.

2.
This Contract shall be effective from 12:01 a.m., Eastern Standard Time, March 1, 2010 to 12:01 a.m. Eastern Standard Time, March 1, 2013, and shall automatically renew for successive three-year periods thereafter unless terminated, cancelled or commuted earlier in accordance with the terms of this Agreement.

3.
The share of the Subscribing Reinsurer in the interests and liability of the Reinsurer shall be several and not joint with the share of any other subscribing reinsurer.  In no event shall the Subscribing Reinsurer participate in the interests and liabilities of the other subscribing reinsurers.

In Witness Whereof, the parties hereto by their duly authorized representatives have executed this Contract effective March 1, 2010.

INTEGON NATIONAL INSURANCE COMPANY
(For and on behalf of the participants in the Company Pool)

BY:	/s/ Mike Weiner

ITS:	Chief Financial Officer

DATE:	September 27, 2010

TECHNOLOGY INSURANCE COMPANY, INC.

BY:	/s/ Stephen Ungar

ITS:	Secretary

DATE:	August 16, 2010

Interests and Liabilities Contract
(hereinafter referred to as the “Contract”)

of

Maiden Insurance Company Ltd
(hereinafter referred to as the “Subscribing Reinsurer”)

with respect to the

Personal and Automobile Quota Share Agreement
Effective: March 1, 2010
(hereinafter referred to as the “Agreement”)

Issued to

Integon National Insurance Company
Winston-Salem, North Carolina
(the “Company”)
For and on behalf of the participants in the Company Pool

1.	The Subscribing Reinsurer shall have a 50% share in the Interests and Liabilities of the Reinsurer (as defined in the Agreement) as set forth in the Agreement attached hereto.

4.
This Contract shall be effective from 12:01 a.m., Eastern Standard Time, March 1, 2010 to 12:01 a.m. Eastern Standard Time, March 1, 2013, and shall automatically renew for successive three-year periods thereafter unless terminated, cancelled or commuted earlier in accordance with the terms of this Agreement.

5.
The share of the Subscribing Reinsurer in the interests and liability of the Reinsurer shall be several and not joint with the share of any other subscribing reinsurer.  In no event shall the Subscribing Reinsurer participate in the interests and liabilities of the other subscribing reinsurers.

In Witness Whereof, the parties hereto by their duly authorized representatives have executed this Contract effective March 1, 2010.

INTEGON NATIONAL INSURANCE COMPANY
(For and on behalf of the participants in the Company Pool)

BY:	/s/ Mike Weiner

ITS:	Chief Financial Officer

DATE:	September 27, 2010

MAIDEN INSURANCE COMPANY LTD.

BY:	David A. Jamnick

ITS:	Senior Vice President / CUO

DATE:	September 30, 2010

Interests and Liabilities Contract
(hereinafter referred to as the “Contract”)

of

MK Re Ltd
(hereinafter referred to as the “Subscribing Reinsurer”)

with respect to the

Personal and Automobile Quota Share Agreement
Effective: March 1, 2010
(hereinafter referred to as the “Agreement”)

Issued to

Integon National Insurance Company
Winston-Salem, North Carolina
(the “Company”)
For and on behalf of the participants in the Company Pool

1.	The Subscribing Reinsurer shall have a 30% share in the Interests and Liabilities of the Reinsurer (as defined in the Agreement) as set forth in the Agreement attached hereto.

6.
This Contract shall be effective from 12:01 a.m., Eastern Standard Time, March 1, 2010 to 12:01 a.m. Eastern Standard Time, March 1, 2013, and shall automatically renew for successive three-year periods thereafter unless terminated, cancelled or commuted earlier in accordance with the terms of this Agreement.

7.
The share of the Subscribing Reinsurer in the interests and liability of the Reinsurer shall be several and not joint with the share of any other subscribing reinsurer.  In no event shall the Subscribing Reinsurer participate in the interests and liabilities of the other subscribing reinsurers.

In Witness Whereof, the parties hereto by their duly authorized representatives have executed this Contract effective March 1, 2010.

INTEGON NATIONAL INSURANCE COMPANY
(For and on behalf of the participants in the Company Pool)

BY:	/s/ Mike Weiner

ITS:	Chief Financial Officer

DATE:	September 27, 2010

MK Re Ltd.

BY:	/s/ Michael F. Bott

ITS:	Vice President

DATE:	August 31, 2010